English Translation
Exhibit 10.31
Cooperation Agreement
Between
Party A: Hangzhou Fanyi Technologies Co., Ltd.
And
Party B: Chongqing Renneng Software Co., Ltd.
November 20, 2009

THIS COOPERATION AGREEMENT (this “Agreement”) is made and entered into by the parties below as of November 20, 2009 in the People’s Republic of China (“PRC”): Party A: Hangzhou Fanyi Technologies Co., Ltd. (hereinafter referred to as “Party A”)
Mailing address: Room 703, Block C, Zhejiang University Science Park, No.525 Xixi
Road, Hangzhou
Legal representative: Song Tao
Commercial contact: Jin Zi
Tel.:
Party B: Chongqing Renneng Software Co., Ltd. (hereinafter referred to as “Party B”)
Mailing address: 31F-6# “First City · Elite International”, No. 4 Yuzhou Road, Hi-tech
Zone, Chongqing
Legal representative: Pu Jie
Commercial contact: Yu Hang
Tel.:
(hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”)
WHEREAS, Party A is a mobile software and platform developer with own development capabilities; and Party B is a domestic telecommunications information technology and application service provider and has intensive capabilities and rich experience in respect of Internet and telecommunications information transmission. Party B has content/application service operation qualification. The above parties agreed as follows through negotiation:
1. Definitions and Interpretations
1.1 Definitions: Unless otherwise defined herein, the following terms shall have the following meanings:
1.1.1 “PRC Law” shall mean existing and future PRC laws and regulations.
1.1.2	“Business Secrets” shall mean technical, financial, commercial or any other information owned by one party and/or its subsidiaries or affiliates and regarded by such party as business secrets which:
(a)	are not known to the public;

(b)	can produce economic benefits to their respective owners;

(c)	are of practical value;

(d)	are regarded as secrets by the owners, for which appropriate protective measures have been taken.
1.1.3	“Effective Date” means the date on which this Agreement is executed by both parties (the latter of the date when the parties hereto sign this Agreement).

1.1.4	“Force majeure” shall mean unforeseeable disasters or accidents (or foreseeable disasters or accidents but whose occurrences or consequences are unavoidable) which occur within the term hereof, are beyond the control of either party and render it impossible for either party to fully perform this Agreement, including but not limited to earthquakes, typhoons, fires, floods, wars, strikes, riots, hacker attacks, technical regulations by telecommunication administration authority, network gate failures in respect of SMS/MSS/WAP/Mobile Game/IVR/fluid media of various mobile operation companies or any other natural or human causes, both parties shall not bear any liabilities. If Force Majeure occurs, both parties shall negotiate the solution promptly.

1.1.5	“Party A’s Product” shall mean materials, documents, pages, system programs, etc., constituted by relevant characters, sounds, images, pictures, codes or similar formats or formats that may be developed in future, as provided by Party A and whose intellectual property rights are owned by Party A or Party A is authorized to use.

1.1.6	“Personal Users” shall mean personal users within the territory of the People’s Republic of China (excluding Taiwan, Hong Kong and Macau).

1.2	Interpretations
1.2.1	For the purpose of this Agreement, a “day” is a calendar day and a “working day” refers to a working day of all PRC banks.

1.2.2	The headings herein contained are for the convenience of reference only, and shall not affect the meaning and interpretation of any part hereof.

1.2.3	Where the context requires, the words in the plural form shall also refer to the singular and vice versa.

1.2.4	All references to sections, articles and paragraphs herein are to the sections, articles and paragraphs of this Agreement.
2. Representations and Warranties
2.1	Legal Status
Each Party represents and warrants to the other Party as follows:

2.1.1	it is an independent legal person organized and validly existing under the officially promulgated PRC Laws. Its signatory has been granted with the adequate and effective approval and authorization;

2.1.2	It is legally qualified for engaging in the transactions contemplated hereby and such transactions fall within its business scope;

2.1.3	the execution and performance by it of this Agreement comply with the provisions of the laws and its articles of association;

2.1.4	this Agreement constitutes valid, binding and enforceable legal obligations against it;

2.1.5	it has the capacity to perform its obligations hereunder and such performance does not violate the restrictions of any applicable law by which it is bound or infringe upon the lawful interests of any third party;

2.1.6	the execution and performance by it of this Agreement do not require any approval from or to be filed with any third party.
3.	Cooperation Contents
The Parties will cooperate with respect to the following matters. The specific cooperation contents are as follows:
3.1	Party A will be responsible for the planning, productions, publicity and promotion, and customer services in respect of the Party A’s Product and the Cooperation Business.

3.2	Party B will provide Party A with the SMS, MMS, WAP, IVR and other business channels of China Mobile, China Unicom, China Telecom (and other newly added operators) on a paid basis as the channels of Party A’s business [including, but not limited to, game, reading business] (the “Cooperation Business”).

3.3	The Parties agree that in respect of the relevant telecom value-added business of the cooperation hereunder, the proceeds of the Cooperation Business will be distributed between the Parties at the rates and terms as agreed by the Parties (refer to the proceeds distribution section for the detailed information).

3.4	Any other requirement for cooperation shall be otherwise negotiated and determined by the Parties.
4. Settlement Method
4.1	Proceeds Distribution and Settlement
4.1.1	The net information fee proceeds from the Cooperation Business hereunder (hereinafter referred to as the “Cooperation Net Proceeds”) will be distributed between the Parties. Net proceeds mean all the information fee proceeds derived from use by mobile phone users of Party B’s wireless value-added service less uncollectible allowance of telecom operator, collection handling charge or shared information fee.
Total information fee proceeds = total number of MO of users × unit price (total number of MO of users is subject to the data synchronously sent by Party B to Party A. If Party A has any doubt to Party B’s data, Party B shall fully assist in checking the data. The final data shall be the data agreed by the Parties.)

For the total information fee from the Cooperation Business in any month, the net information fee proceeds shall be distributed between the Parties on [****]*: [****]*basis, i.e., Party A shall be entitled to [****]* of the Cooperation Net Proceeds of that month and Party B shall be entitled to [****]* of the Cooperation Net Proceeds of that month.
4.2	Currently, the formula of the cooperation proceeds distribution of the Parties is as follows:
Party A’s sharing proceeds = total information fee proceeds × successful charging rate × (1 — rate of operator’s collection handling charge or rate of shared information fee) × (1 — rate of operator’s uncollectible allowance) × sharing rate
4.2.1	Rate of operator’s uncollectible allowance:

China Mobile: generally not more than [****]* for SMS business; generally not more than [****]* for WAP business; [****]* for IVR business;

China Unicom: generally not more than [****]* for SMS business;

China Telecom: generally not more than [****]* for SMS business

If the above uncollectible allowance rate exceeds the agreed rate, the agreed rate shall be applied for settlement. If the uncollectible allowance rate does not exceed the agreed rate, the actual uncollectible allowance rate shall be applied for settlement.

4.2.2	Operator’s collection handling charge

China Mobile: [****]*

China Unicom: [****]*

China Telecom: [****]*

4.2.3	Successful charging rate of SMS

Successful charging rate = proceeds derived from successful charged MR/total information fee proceeds;

*	This portion has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

China Mobile: not less than [****]*;

China Unicom, China Telecom: not less than [****]*;

Successful charging rate for WAP is not less than [****]*.

If the above actual MR successful charging rate is higher than the agreed rate, the actual rate shall be applied for settlement; if the actual MR successful charging rate is lower than the agreed rate, the agreed rate shall be applied for settlement.
4.2.4	Reduction after Verification

In the case of any reduction to users’ fees after verification, Party B shall provide the list of the users whose fees are reduced as a result of use of the services provided by Party A’s. The reduction will be resolved through negotiations between the Parties if Party A confirms such users’ fees meeting with the reduction requirement.
4.3	Settlement Method
4.3.1	Time of settlement: Party B will make settlement with Party A on monthly basis. Party B will check the accounts with Party A within 10 days after receiving the settlement statement for previous settlement period from the operator every month and upon confirmation of no errors, Party A shall issue the formal invoice to Party B. Within 3 working days of receiving the invoice issued by Party A, Party B shall pay the amount payable to Party A to the account designated by Party A.

Information of Party A’s account:

Name: Hangzhou Fanyi Technologies Co., Ltd.

Account no.:

Account opening bank: Hangzhou Qianjiang Sub-branch, China CITIC Bank

4.3.2	Prior to settlement with Party A, Party B will deliver to Party A the billing documents of the Cooperation Business of the previous settlement period. The matters concerning the reduction by operator after verification, refund to users, etc., shall be reflected in the cooperation settlement proceeds only upon Party A’s approval. If Party A has any doubt about the billing data provided by Party B, Party A shall have the right to request double checking. If there is any material difference between the data obtained by Party A after double checking and the charging data provided by Party B, both parties shall timely reach settlement according to the actual situation. If Party B intentionally provide fake billing data, Party A retain the right of claim for damages.

4.3.3	The Parties shall pay the taxes in connection with their respective operations in accordance with the provisions of the PRC Laws.
4.3.3	The above provisions relating to operator’s relevant policy are subject to the latest policy issued by the operator. If the operator adjusts its policy, the relevant contents of this Agreement shall be adjusted accordingly.
4.4	Taxes

The Parties shall pay the taxes in connection with their respective operations in accordance with the provisions of the PRC Laws.

5	Party A’s Rights and Obligations

5.1	Party A shall be responsible for the product planning, making, market publicity and promotion of the Cooperation Business between the Parties.

5.2	Party A guarantees to comply with the relevant rules established by the communications operators cooperating with Party B; guarantees that the product contents as well as information sources and information contents of application services operated with the channel leased from Party B are healthy, lawful, timely and reliable; guarantees that information contents provided do not violate relevant state policies, laws and decrees or damage Party A’s interests.

5.3	Party A shall use the technical protocol standard and interface standard of SMS comprehensive information platform provided by Party B only for the development of the relevant applications of the business set forth herein. Without Party B’s written consent, Party A shall not use Party B’s business code, billing channel or business management interface network for any illegal publicity, group sending promotion or arrear self-consumption, unhealthy business, etc., outside the cooperation contents set forth herein. If any such problem is found, Party B has the right to terminate this Agreement and Party A shall be liable for all the losses thus incurred by Party B.

5.4	Party A shall designate special persons to provide technical support for Party B at the product declaration stage and trial operation stage of the Cooperation Business.

5.5	Party B warrants that it has sufficient, complete and valid intellectual property right in and has obtained due authorization in respect of the Cooperation Business and Product hereunder, including, but not limited to, copyright, neighboring right, right of network dissemination, etc., and they are free of any right defect and do not infringe upon the other lawful interests of any third party or violate any law or regulation.

5.6	Party A shall ensure that the product contents provided by Party A, including, without limitation, the text information, pictures, sounds, processes and forms of product, will comply with the administration regulations of the state and operators and contain specific fee reminder and the business fee standard, etc., shall conform to the specifications and requirements of operators and relevant administration departments. In the case of any dispute arising from product contents, fee reminder, etc., Party A shall assume for the corresponding liabilities and economic compensation.
6	Party B’s Rights and Obligations

6.1	Party B shall provide value-added business channels and business codes.

6.2	Party B shall be responsible for the normal operation of the channels after the Cooperation Business between the Parties starts to operation.

6.3	Party B shall be responsible for the maintenance and technical statistics of cooperation platform.

6.4	Party A’s relevant data are placed at Party B’s server and Party B shall be responsible for maintenance and operation.

6.5	Party B reserves the right to review Party A’s service contents and quality. If the contents are found to violate state laws, regulations and policies or Party B deems that the contents are unsuitable, or Party A’s service quality cannot meet Party B’s requirement, Party B is entitled to demand Party A to make improvements, terminate this Agreement and claim all the losses incurred by it from Party A.

6.6	Party B shall provide Party A with the business management interface of the SMS gateway required for the Cooperation Business, including real-time status report and channel of sending MR through SMS, and guarantee that the above information channel is stable, unblocked and safe on 24-hour basis. If problems (such as loss of status report, sending delay, etc.) occur due to Party B’s technical reasons, Party B shall notify Party A promptly and solve these problems appropriately.

6.7	Party B shall provide the query background for review by Party A. The background information must include the basic information including MO, MT, MR, etc., as well as proceeds.

6.8	Without Party A’s consent, Party B shall not unilaterally modify the contents of channel cooperation product, including MO and MR contents, and shall not add Party B’s product publicity and mandatory subscription in the MR contents. Party B shall be responsible for the customer complaints and other losses arising therefrom.

7	Defaulting Liabilities

7.1	If either party directly or indirectly violates any provision of this Agreement, or fails to assume or timely assume, or insufficiently assume its obligations hereunder, such party shall be deemed in breach of this Agreement. The non-breaching party shall be entitled to require, in writing, the breaching party to correct its breach and take sufficient, effective and timely measures to eliminate the consequences of such breach, and compensate the non-breaching party for any of its losses incurred by the breach of the breaching party. In case the breaching party fails to correct its breach within 10 working days upon receipt of the notice of the non-breaching party regarding its breach, the non-breaching party shall have the right to unilaterally terminate this Agreement prematurely with a written notice to the breaching party, and may hold the breaching party liable for breach of this Agreement.
7.2	Upon occurrence of the breach, if, in the reasonable and objective judgment of the non-breaching party, such breach has rendered it impossible or unfair for the non-breaching party to fulfill its corresponding obligations hereunder, the non-breaching party shall be entitled to prematurely terminate this Agreement with a written notice to the breaching party, and the breaching party shall compensate the non-breaching party for any of its losses incurred by the breach of the breaching party.
8	Confidential Information; Intellectual Property; Permitted Use

8.1	Confidential Information
8.1.1	Confidentiality

Each Party may receive any confidential information regarding the business plan, customer data and technology and products of the other Party and other information constituting the Business Secrets of such other Party (hereinafter referred to as “Confidential Information”). Confidential Information includes all the tangible or intangible information marked as confidential, information disclosed as Confidential Information and information presumed to be confidential depending on the situation when it is disclosed. Confidential Information includes, but is not limited to, the business contemplated herein and the terms and conditions of this Agreement. Confidential Information is owned by the disclosing Party and shall not be disclosed or used unless approved by the disclosing Party or for the purpose of this Agreement (except to the extent required by laws or disclosed to consulting lawyer, accountant and other experts). The receiving Party shall take the confidentiality measures with the degree of protection not less than that it uses to protect all its Business Secrets.
8.2	Intellectual Property
8.2.1	Intellectual Property Owner

Except as specifically permitted herein, this Agreement does not transfer any technology of any Party to the other Party and all the rights, title and interests in and to any technology of any Party shall be solely owned by such Party. Each Party warrants that it will not directly or indirectly perform any reverse engineering, de-compilation or disassembly or any other attempt to obtain the source codes or other Business Secrets of the other Party.
8.2.2	Common Skills and Knowledge

Notwithstanding the provisions to the contrary, at any time, Party A is not prohibited from, or is prohibited from by an applied injunction, using the regular skills or knowledge acquired during the provision of services, including, but not limited to, the information known or used by the public or the information reasonably acquired during the provision of similar services to Party A’s other partners.
9	Disclaimer
9.1	If the users cannot use the services provided by the Parties due to operator’s communication problems, neither Party shall bear any liability. Operator’s communication problems mean: A. users’ mobile phones cannot normally access the networks of China Mobile, China Unicom and China Telecom and thus cannot receive messages; B. operator’s network operation is abnormal and as a result thereof, users cannot normally receive messages; C. users’ mobile phone SIM cards are not the cards of China Mobile, China Unicom and China Telecom and cannot receive the messages transmitted via network; D. operator’s policy control results in network terminal restricted or business code use or charging abnormal, etc.

10	Termination

10.1	Unilateral termination by the Party

Any Party may unilaterally terminate this Agreement if: (1) the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days of receiving the written notice from the other Party; (2) the other Party is insolvent, files a petition for bankruptcy or goes into bankruptcy, receivership, liquidation or debt recovery proceedings; (3) a petition for bankruptcy is filed against the other Party or receivership, liquidation or debt recovery proceedings are instituted against it and such petition or proceedings are not withdrawn within sixty (60) days thereafter); (4) the other Party has made material misrepresentations in this Agreement or other documents.
10.2	Effect of Termination: as of the date of termination of this Agreement, all receivables shall become due and payable.

11	Miscellaneous

11.1	Force Majeure
Except for the payment obligation, neither Party is held liable for its failure to perform any obligation hereunder where such failure arises as a result of any cause beyond its reasonable control, e.g. war, force majeure, earthquake, flood, embargo, strike or other employment dispute, government act, operator act or Internet failure (not incurred as a result of the act or omission on Party A or Party B), provided that the affected Party shall (1) immediately notify the other Party; and (2) try to reduce the losses.
11.2	Severability and Waiver

If any provision of this Agreement is held to be illegal or invalid by any competent judicial authority, the validity of the remainder of this Agreement shall not be affected thereby. No waiver by any Party of any breach shall be construed as a future waiver thereof or a modification or waiver of such Party’s other rights.

11.3	Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of the People’s Republic of China. Any dispute, if any, shall be resolved by the Parties by amicable consultation. Any dispute arising in connection with the performance of this Agreement shall be resolved by the Parties by amicable consultation. If the dispute fails to be resolved within thirty (30) days after commencement of negotiations, any Party may submit such dispute to Hangzhou Arbitration Commission for arbitration. The arbitration costs, reasonable lawyer’s fee, investigation and appraisal expenses, etc., incurred by the prevailing party shall be borne by the losing party.

11.4	Notice

The relevant documents in connection with this Agreement between the Parties may be delivered by hand delivery, courier service, posting, confirmed fax and registered mail (prepaid postage, receipt requested). The notices shall be deemed duly given upon posting.

11.5	Relationship between the Parties

Party A and Party B are independent contracting parties. This Agreement shall not be construed as creating the relationship of partnership, joint venture, employment, special entrustment or agency between the Parties.

11.6	Entire Agreement and Counterparts

This Agreement, including all the documents attached hereto, constitutes the entire and valid agreement between the Parties and will replace any prior contract, memorandum of understanding, etc., with respect to the subject matter hereof. In case of anything not covered herein, the Parties shall enter into a written supplementary agreement, which is made an integral part of this Agreement upon signing and sealing by the Parties and has the same legal effect as this Agreement. Its effective date is the date when it is signed and sealed by the Parties. This Agreement is executed in duplicate, with each party retaining one copy. Both copies shall have the same force. This Agreement shall be valid for one year, i.e. from November 20, 2009 to November 19, 2010.

Party A (seal)
Company name: Hangzhou Fanyi Technologies Co., Ltd.
[Affixed with the seal of Hangzhou Fanyi Technologies Co., Ltd.]
Legal representative (authorized representative):
Signature:
Date:
Party B (seal):
Company name: Chongqing Renneng Software Co., Ltd.
[Affixed with the seal of Chongqing Renneng Software Co., Ltd.]
Legal representative (authorized representative):
Signature: /s/
Date: November 20, 2009